CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF SESEN BIO, INC. Sesen Bio, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows: FIRST: That the Board of Directors of the Corporation adopted resolutions setting forth the proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”). The resolution setting forth the proposed amendment is as follows: “RESOLVED, the first paragraph of Article FOURTH shall be amended and restated to read in its entirety as follows: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every 20 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holder thereof, be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value per share of Common Stock immediately prior to the Effective Time, as determined by the Board of Directors of the Corporation. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent.” SECOND: The Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL. THIRD: That except as amended hereby, the provisions of the Restated Certificate of Incorporation shall remain in full force and effect. FOURTH: This Certificate of Amendment shall be effective as of 5:01 p.m. Eastern Standard Time on March 7, 2023. [Signature page follows]

[Signature Page to Certificate of Amendment (Reverse Stock Split)] IN WITNESS WHEREOF, I have signed this Certificate this seventh day of March, 2023. SESEN BIO, INC. By:/s/ Thomas Cannell, D.V.M. Name: Thomas Cannell, D. V.M. Title: President and Chief Executive Officer